EXHIBIT 99.1
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                           News Release

                             LANDAUER


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            LANDAUER, INC. REPORTS STRONG IMPROVEMENTS
                   IN 2007 FIRST QUARTER RESULTS

Quarter Benefits from Higher International Sales, Cost Improvement Plan


For Further Information Contact:
  Jonathon M. Singer
  Senior Vice President, CFO
  708-756-9535

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GLENWOOD, IL -- JANUARY 30, 2007 -- LANDAUER, INC. (NYSE:  LDR), a
recognized leader in personal and environmental radiation monitoring, today reported record performance in its first quarter ended December 31, 2006.


FIRST QUARTER 2007 HIGHLIGHTS

  . Revenue reached a record $20.2 million on higher international sales, driven by contributions from a new Australian venture, favorable exchange rates and continued growth of InLight services.

  . Cost improvement plan initiated in early 2006 led to an increase in gross profit of $1.9 million, or 16.5 percent over the prior year.

  .  Operating cash flow expanded 7 percent to $7.6 million.

  . Net income grew 21 percent to $4.9 million, or $0.53 per diluted share.

"In fiscal 2006, we accomplished our goal of reducing Landauer's cost structure by a net of $2.1 million," said Bill Saxelby, president and chief executive officer. "Delivering on this goal allowed us to increase our gross profit, operating income and net income in the first quarter. We focused on our three management priorities during the latest quarter: improving the profitability of our base business, expanding global InLight sales, and sharpening our internal focus by pursuing opportunities to enhance our market position and generate high returns on capital. One of our primary goals for 2007 is to increase revenues through organic growth in global markets and the further adoption of our InLight technology."


QUARTERLY EARNINGS RISE ON HIGHER INTERNATIONAL SALES, IMPROVED COST
CONTROLS

Revenues for the first three months of fiscal 2007 were $20.2 million, an 8 percent increase compared with the $18.6 million at this time last year. Domestic revenue rose nearly 3 percent or $430,000 for the quarter, attributable primarily to price increases and new customers. International revenue was up 31 percent, or $1.1 million, led by the addition of an Australian venture, strong InLight service growth and the impact of favorable currency translation.



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Cost of sales declined 5 percent from the same quarter last year, benefiting from the cost improvement program initiated in the second quarter of fiscal 2006. This program resulted in an improvement in gross profit margin from 60.1 percent to 64.8 percent. Selling, general and administrative expenses for the first quarter grew 12 percent due to two primary factors:

  . Investments in professional services to accelerate the company's long-term growth: engaging outside resources to assist management with identifying higher growth market segments and the best strategies to pursue them, and initiating a project to reengineer its business processes to improve productivity; and

  . Increases in international operating expenses due to the addition of a new Australian venture and the impact of foreign currency translation.

Net income for the most recent quarter grew 21 percent to $4.9 million, compared with $4.0 million a year ago. Earnings per diluted share for the three months were $0.53 versus $0.44 in 2006.


CONTINUED STRONG FINANCIAL POSITION

Total assets at December 31, 2006, were $94 million, up 8 percent from the prior-year period, including $16.9 million in working capital and $18.9 million in cash. Total debt at quarter's end was $341,000, down 91 percent from a year ago. The company's cash provided by operating activities increased 7 percent to $7.6 million for the latest three months.


2007 OUTLOOK

"The progress we made in the first quarter reflects the benefits of a focused approach to our business, led by an experienced and disciplined new management team that is working well together," Saxelby said. "It is important to recognize that we did not initiate our cost improvement program until after the first quarter of last year. This means cost structure comparisons will begin to be more relevant in future quarters. In addition, positive currency exchange rates played a role in the revenue increases in the quarter. As a result, we continue to expect revenues for fiscal 2007 will increase 4-5 percent, leading to expected net income growth of 6-8 percent, excluding the $994,000 after-tax impact of the 2006 restructuring charge and management transition costs. We want to point out, however, that this performance could be affected by investments necessary to support the acceleration of our long-term growth."


CONFERENCE CALL DETAILS

Landauer's first quarter conference call for investors is scheduled for Tuesday, January 30, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-704-5384 about 10 minutes before the presentation. To listen to a webcast, please visit the Investors Page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.








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ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, under the subhead "2007 Outlook") constitutes forward-looking statements that are based on certain assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Significant Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2006, and other reports filed by the Company from time to time with the Securities and Exchange Commission.




                      FINANCIAL TABLES FOLLOW















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          FIRST QUARTER FISCAL 2007 FINANCIAL HIGHLIGHTS
     (unaudited; amounts in thousands, except per share data)



                                           Three months ended
                                              December 31,
                                         ----------------------
                                            2006         2005
                                          --------     --------

Net revenues . . . . . . . . . . . . .    $ 20,160     $ 18,647

Cost and Expenses:
  Cost of sales. . . . . . . . . . . .       7,091        7,433
  Selling, general and administrative.       5,769        5,154
                                          --------     --------
                                            12,860       12,587
                                          --------     --------

Operating income . . . . . . . . . . .       7,300        6,060
Other income - net . . . . . . . . . .         545          416
                                          --------     --------

Income before income taxes and
  minority interest. . . . . . . . . .       7,845        6,476
Income taxes . . . . . . . . . . . . .       2,930        2,430
                                          --------     --------

Income before minority interest. . . .       4,915        4,046
Minority interest. . . . . . . . . . .          56           39
                                          --------     --------
Net income . . . . . . . . . . . . . .    $  4,859     $  4,007
                                          ========     ========

Net Income per Common Share:
  Basic. . . . . . . . . . . . . . . .    $   0.53     $   0.44
                                          ========     ========
  Average shares outstanding . . . . .       9,113        9,025
                                          ========     ========

  Diluted. . . . . . . . . . . . . . .    $   0.53     $   0.44
                                          ========     ========
  Average shares outstanding . . . . .       9,195        9,104
                                          ========     ========




















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                SUMMARY CONSOLIDATED BALANCE SHEET
                 (unaudited; amounts in thousands)



                                      December 31, September 30,
                                         2006          2006
                                     ------------- -------------
ASSETS

Current Assets:
    Cash and cash equivalents. . . . .    $ 18,859      $ 15,420
    Receivables, net of reserves . . .      21,066        20,284
    Other current assets . . . . . . .       6,445         6,273
                                          --------      --------
Total current assets . . . . . . . . .      46,370        41,977
                                          --------      --------

Net property, plant and equipment. . .      16,001        16,416
Equity in joint venture. . . . . . . .       3,763         3,980
Goodwill, net of amortization. . . . .      13,282        13,273
Other intangible assets,
  net of amortization. . . . . . . . .       6,241         6,377
Other operating assets,
  net of amortization. . . . . . . . .       6,231         6,502
Other assets . . . . . . . . . . . . .         953           927
Deferred income taxes. . . . . . . . .       1,198         1,222
                                          --------      --------
TOTAL ASSETS . . . . . . . . . . . . .    $ 94,039      $ 90,674
                                          ========      ========


LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
    Accounts payable . . . . . . . . .    $  2,143      $  1,439
    Notes payable. . . . . . . . . . .         341         1,649
    Dividends payable. . . . . . . . .       4,342         4,092
    Deferred revenue . . . . . . . . .      14,501        13,761
    Other current liabilities. . . . .       8,128         7,488
                                          --------      --------
Total current liabilities. . . . . . .      29,455        28,429

Non-current Liabilities:
    Pension and postretirement
      liabilities. . . . . . . . . . .       8,405         8,348
                                          --------      --------
Total non-current liabilities. . . . .       8,405         8,348

Minority interest in subsidiary. . . .         141           198
Stockholders' investment . . . . . . .      56,038        53,699
                                          --------      --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT . . . . . .    $ 94,039      $ 90,674
                                          ========      ========





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